Exhibit 3(aaa)

LIMITED LIABILITY COMPANY AGREEMENT

OF

MONTICELLO 4 POWER COMPANY LLC

This Limited Liability Company Agreement (the “Agreement”) of Monticello 4 Power Company LLC (the “Company”), dated November 29, 2006 is adopted and executed by TXU Generation Management Company LLC, a Delaware limited liability company, and TXU Energy Investment Company LLC, Delaware limited liability company, as the members of the Company (the “Members”).

The Members, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Texas Limited Liability Company Law, as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is Monticello 4 Power Company LLC.

2. Certificates. The Certificate of Formation relating to the Company has been filed with the Secretary of State of the State of Texas and Jared S. Richardson is designated as an authorized organizer within the meaning of the Act for purposes of filing the Certificate of Formation. From and after the filing of the Certificate of Formation, a Member or an Officer of the Company shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

(a) acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b) act as a general partner, trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

(c) take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

(d) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(e) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

(f) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(g) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

(h) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(i) employ or otherwise engage employees, Managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

(j) enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

(k) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct or the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5. Principal Business Office. The principal business office of the Company shall be located be at such places as the Member may designate, which need not be in the State of Texas.

6. Registered Office. The address of the registered office of the Company in the State of Texas is 1601 Bryan Street, Dallas, TX. 75201.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Texas is CT Corporation System, State of Texas is 350 N. St. Paul Street, Dallas, Texas, 75201, Texas.

8. Member. The name and the mailing address of each member are set forth on Schedule A attached hereto.

9. Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither any Member nor any Manager, officer or employee of the Company shall be obligated personally, for any such debt, obligation or liability of the Company solely by reason of being a Member, Manager, officer or employee of the Company.

10. Capital Contributions. The Members are deemed admitted as the Members of the Company upon its execution and delivery of this Agreement. The initial capital of the Company shall be the sum of cash or assets contributed to the Company by the Members as the date hereof.

11. Additional Contributions. The Members are not required to make any additional capital contributions to the Company.

12. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated among the Members in proportion to the percentage of membership interests held by each Member.

13. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members proportion to the percentage of membership interest held by each Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

14. Management.

(a) The management of the Company shall be vested in a Board of Managers. The Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Texas. The number of managers shall be determined from time to time by the Members or the resolution of the Board of Managers. The Member hereby designates four (4) as the number of initial Managers and hereby designates Michael P. Childers, David A. Campbell, Charles Enze and Michael T. McCall as the initial Managers.

(b) Vacancies on the Board of Managers from whatever cause shall be filled by the remaining Managers or, if there be none, by the Member. Managers shall serve until they resign or are removed. Managers may be removed with or without cause by the Member.

(c) The Board of Managers of the Company may hold meetings, both regular and special. Regular meetings of the Board of Managers may be held without notice at such times and at such places as shall from time to time be determined by the Board of Managers. Special meetings of the Board of Managers may be called by the Chairman of the Board, if any, or by the President on not less than twenty-four (24) hours notice to each Manager by telephone, facsimile, mail, telegram or any other means of the communication, and special meetings shall be called by the President or the Secretary in like manner and with like notice upon the written request of any one or more of the Managers.

(d) At all meetings of the Board of Managers, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board of Managers. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board of Managers or of any committee thereof may be taken without a meeting if at least a majority of the members of the Board of Managers or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Managers or such committee and a copy of such writing or writings is promptly furnished to any member of the Board of Managers of such committee, as the case may be, who did not sign such writing or writings.

(e) The Managers, or any committee designated by the Board of Managers, may participate in a meeting of the Board of Managers, or of such committee, by means of telephone conference or similar communications equipment, and such participation in a meeting shall constitute presence in person at such meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(e) The Board of Managers may, with the unanimous approval of the Managers, designate one or more committees, with each committee to consist of one or more of the Managers of the Company. The Board of Managers may, with the unanimous approval of the Managers, designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. Any such committee, to the extent provided in the resolution of the Board of Managers, shall have and may exercise all of the powers and authority or the Board of Managers in the management of the business and affairs of the Company. Each committee shall have such name as may be determined from time to time by resolution adopted by the Board of Managers in the management of the business and affairs of the Company. Each committee shall have such name as may be determined from time to time by resolution adopted by the Board of Managers. Each committee shall keep regular minutes of its meetings and report the same to the Board of Managers when required by the Board of Managers.

15. Officers; Delegation.

(a) The Company shall have such officers and employees as are designed within this Agreement or as subsequently designed by the Board of Managers. The Board of Managers may, from time to time as they deem advisable, appoint officers and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Board of Managers decides to otherwise, if the title is one commonly used for officers of a business corporation formed under the Texas Business Organizations Code, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 15 (a) may be revoked at any time by the Member or Board of Managers.

(b) The following individuals are hereby designated as officers of the Company to serve until they resign and their successors are duly appointed by the Board of Managers and with the powers consistent with those of persons holding positions with the same titles in other corporate organizations to act on behalf of the Company.

Name	Title
Michael P. Childers	President and Chief Executive Officer of Generation Development

Charles Enze	President and Chief Executive Officer of Generation Construction

David A. Campbell	Executive Vice President

David P. Poole	Executive Vice President

Anthony R. Horton	Senior Vice President and Treasurer

Stephen J. Kopenitz	Senior Vice President

Jeffrey S. Agee	Vice President and Principal Financial Officer

Gina C. Thomas	Vice President

Carla A. Howard	Tax Signing Officer

David A. Sigler	Tax Signing Officer

Jared S. Richardson	Secretary

16. Other Business. The Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17. Exculpation and Indemnification.

Right to Indemnification. Subject to the limitations and conditions as provided in this Section 17 each Person (for purposes of this Section 17, the term “Person” shall include only natural persons) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action or other proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding (hereafter a “Proceeding”), by reason of the fact that such Person, or a person of whom he or she is the legal representative, is or was a Manager or Officer, or while such Manager or Officer is or was serving at the request of the Company as a member, director, manager, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, joint venture, partnership, trust, sole proprietorship, employee benefit plan or other enterprise, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding and indemnification under this Section 17 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder. It is expressly acknowledged that the indemnification provided in this Section 17 could involve indemnification of negligence or under theories of strict liability.

Limitation of Indemnification. Subject to applicable law, notwithstanding any language in this Section 17 to the contrary, in no event shall any person be entitled to indemnification pursuant to this Section 17 if it is established or admitted:

(a) in a final judgment of a court of competent jurisdiction; or

(b) by such person in any affidavit, sworn statement, plea arrangement or other cooperation with any government;

(i) the person’s acts or omissions that would otherwise be subject to indemnification under this Section 17 were committed in bad faith or were the result of active and deliberate dishonesty; or

(ii) such person personally gained a profit to which he or she was not legally entitled with an action or omission that would otherwise be subject to indemnification pursuant to this Section 17.

Advancement of Expenses. The right to indemnification conferred in this Section 17 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified above who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding, without any determination as to such Person’s ultimate entitlement to indemnification under, upon receipt of a written affirmation by such Person of such Person’s good faith belief that such Person has met the standard of conduct necessary for indemnification under applicable law and this Section 17 and a written undertaking by or on behalf of such Person to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified by the Company under this Section 17 or if such indemnification is prohibited by applicable law.

Indemnification of Employees and Agents. The Company by adoption of a resolution by the Board of Managers, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to any Manager or Officer under this Section 17; and the Company, by adoption of a resolution by the Board of Managers, may indemnify and advance expenses to any Person who is or was not a Manager, Officer, employee or agent of the Company but who is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, partnership, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of such Person’s status as such to the same extent and subject to the same conditions that the Company may indemnify and pay any advance expenses to any Manager or Officer under this Section 17.

Appearance as a Witness Notwithstanding any other provision of this Section 17, the Company may pay or reimburse expenses incurred by a Manager, Officer, employee, agent or other person in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the proceeding.

Non-exclusivity of Rights The indemnification and advancement and payment of the expenses provided by this Section 17 shall not be deemed exclusive of any other rights to which a Manager, Officer or other Person indemnified pursuant to this Article IX may have hereafter acquire under any law (common or statutory), provision of this Agreement, any agreement or otherwise.

Contract Rights. The rights granted pursuant to this Section 17 shall be deemed to be contract rights, and no amendment, modification or repeal of this Section 17 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

Insurance. The Company may purchase and maintain insurance or another arrangement, at its expense, on behalf of itself or any Person who is or was serving as Manager, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, partnership, corporation, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability, expense or loss, whether or not the Company would have the power to indemnify such person against such liability, expense or loss under the provisions of this Section 17.

Savings Clause. If this Section 17 or any portion of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, Officer or any other Person indemnified pursuant to this Section 17 as to cost, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by any applicable portion of this Section 17 that shall not have been invalidated and to the fullest extent permitted by applicable law.

For purposes of this Section 17, the terms “Company” shall include any predecessor of the Company and any constituent entity (including any constituent of a constituent) absorbed by the Company in consolidation or merger; the terms “other enterprise” shall include any corporation, limited liability company, partnership, joint venture, trust or employee benefit plan; service “at the request of the Company” shall include service as an Officer, Manager, Member or employee of the Company which imposes duties on, or involves services by, such Officer, Manager, Member or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Company

18. Assignment. A Member may assign in whole or in part its limited liability company interest; provided, however, if there is more than on Member, such Member may assign its limited liability company interests upon the written consent of the other Members (which consent may be withheld for any reason in the sole discretion of such Member). Notwithstanding the foregoing, the Members, by their signatures to this Agreement, consent to the assignment of all of the limited liability company interest held by TXU Energy Investment Company LLC to TXU Energy Company LLC. If the Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of a Joinder and Signature Page, in substantially the form attached as Exhibit A to this Agreement, signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective as the date of the transfer, and, immediately following such admission, the transferor member shall cease to be a member of the Company.

19. Resignation. If the Company has more than one member, any member may resign from the Company with the written consent of the remaining members. If a member is permitted to resign pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 20, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning member shall cease to be a member of the Company.

20. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of all persons who are then members and upon the additional member’s execution of a Joinder and Signature Page, substantially in the form as attached as Exhibit A to this Agreement, signifying the additional member’s agreement to be bound by the terms and conditions of this Agreement.

21. Events Requiring Winding Up

(a) The Company shall be wound up upon the first to occur of the following: (i) the written consent of the Members, (ii) the retirement, resignation of dissolution of the Members, or the occurrence of any other event which terminates the continued membership of the Members, in the Company unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree by a court requiring the winding up or dissolution of the Company under the Act.

(b) The bankruptcy of the Member or any future member will not cause such member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) On the occurrence of an event requiring winding up, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth the Act.

22. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

24. Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.

25. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Texas (without regard to conflict of laws or principles), all rights and remedies being governed by said laws.

26. Amendments. This Agreement may not be modified, altered, supplemented or amended, except pursuant to a written agreement executed and delivered by the Members.

*****

IN THE WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement to be effective as of the 29 day of November, 2006.

MEMBER:

TXU Generation Management Company LLC

By:	/s/ M.S. GREENE
Name:	M. S. Greene
Title:	Chairman of the Board, President and Chief Executive

MEMBER:

TXU Energy Investment Company LLC

By:	/s/ DONALD R. MCLAMB
Name:	Donald R. McLamb
Title:	President

Schedule A

to

Monticello 4 Power Company LLC

Limited Liability Agreement

MEMBER

Name	Mailing Address	Percentage Interest
TXU Generation Management Company LLC	1601 Bryan Street Dallas, TX 75201	0.5%
TXU Energy Investment Company LLC	1601 Bryan Street Dallas, TX 75201	99.5%

EXHIBIT A TO

LIMITED LIABILITY COMPANY AGREEMENT

Form of

Joinder and Signature Page

The undersigned is executing and delivering this Joinder and Signature Page pursuant to the Limited Liability Company Agreement dated November                     , 2006 (as the same may hereafter be amended, the “LLC Agreement”) of Monticello 4 Power Company LLC (the “Company”).

By executing and delivering to the Company this Joinder and Signature Page, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the LLC Agreement as a member in the same manner as if the undersigned were an original signatory to the LLC Agreement. This Joinder and Signature Page constitutes an amendment of the LLC Agreement pursuant to Section 26 of the LLC Agreement to which the members of the Company have consented in accordance with Section 20 of the LLC Agreement as evidenced by their signatures set forth below.

This Joinder and Signature Page may be attached as a signature page to the LLC Agreement, and, upon execution, Schedule A to the LLC Agreement will be amended to read in its entirety as attached as Exhibit A to this Joinder and Signature Page.

Accordingly, the undersigned has executed and delivered this Joinder and Signature Page of the              day of                     ,             .

[NAME OF NEW MEMBER]

By:
Name:
Title:

[NAME OF CURRENT MEMBER]

By:
Name:
Title:

EXHIBIT A

See attached.